SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2013

MERIDIAN INTERSTATE BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33898	20-4652200
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10 Meridian Street, East Boston, Massachusetts	02128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 567-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

East Boston Savings Bank, a wholly-owned subsidiary of Meridian Interstate Bancorp, Inc., has entered into a change in control agreement (the “Agreement”) with Mr. John Migliozzi, Executive Vice President. The Agreement has an initial term of twenty-four (24) months and renews daily unless written notice of non-renewal is provided to the executive. The Agreement provides that upon the occurrence of a “change in control” (as defined in the Agreement) followed by the executive’s involuntary termination of employment without “cause” (as defined in the Agreement) or the executive’s voluntary termination of employment for “good reason” (as defined in the Agreement), the Bank will pay Mr. Migliozzi a lump sum amount equal to the sum of two (2) times his base salary and the highest cash incentive compensation earned by the executive in any one of the three calendar years immediately preceding the year of termination and the Bank will provide Mr. Migliozzi with continued medical and dental insurance coverage for two (2) years, with the executive paying his share of employee premiums.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement that is attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Exhibit

Exhibit 10.1	Change in Control Agreement between East Boston Savings Bank and John Migliozzi, dated December 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MERIDIAN INTERSTATE BANCORP, INC.

DATE: December 18, 2013	By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chairman of the Board and Chief Executive Officer